10.4 Jonathan Moore Loan Letter

Jonathan Moore

August 14, 2006

Language Enterprises Corp.

I agree to loan the Company up to US$40,000 on an as-needed basis to fund operations and expenses, with terms of the loan to be determined at time of lending. Interest charged will not exceed the prevailing bank prime rate plus 2%.

Sincerely,

/s/ Jonathan Moore
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Jonathan Moore